Exhibit 99.1
SISECAM RESOURCES LP

SISECAM RESOURCES LP ANNOUNCES FIRST QUARTER 2022 FINANCIAL RESULTS
Atlanta, Georgia May 2, 2022 -- Sisecam Resources LP (NYSE: SIRE) (“we,” “us, “our,” or the “Partnership”) today reported its financial and operating results for first quarter ended March 31, 2022.
First Quarter 2022 Financial Highlights:
•Net sales of $163.4 million increased 27.9% from the prior-year first quarter. This increase is primarily attributable to the sales price increase in the international sales by 89.1% partly offset by 11.1% decrease in total sales volume for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The lower volume was due to the increase in the soda ash volume sold in the first quarter of 2021 primarily as a result of significant international sales volumes associated with the initial impact of direct sales to international customers subsequent to our December 31, 2020 ANSAC exit.
•Soda ash volume produced increased 4.6% from the prior-year first quarter, and soda ash volume sold decreased 11.1% from the prior-year first quarter. During the first quarter of 2021, the Partnership experienced an increase in international sales volume associated with the initial impact of direct sales to international customers subsequent to our December 31, 2020 ANSAC exit.
•Net income of $31.8 million increased $26.2 million from the prior-year first quarter. This increase is primarily attributable to the operating income increase resulting from the sales price increase.
•Adjusted EBITDA of $39.4 million increased 151.0% from the prior-year first quarter. This increase is primarily attributable to the operating income increase.
•Basic earnings per unit of $0.78 for the quarter increased 550% over the prior-year first quarter of $0.12.
•Net cash provided by operating activities of $7.7 million increased 220.3% over prior-year first quarter. The increase is primarily attributable to the increased net income in the first quarter of 2022.
•Distributable cash flow of $15.1 million increased 221.3% compared to the prior-year first quarter.
Ertugrul Kaloglu, CEO, commented: I am excited to report a good start to 2022, highlighted by promising net income and adjusted EBITDA for the first quarter. This is also the first quarter for your new management team. I am pleased that the transition was seamless with our partners from Ciner and that we were able to produce such good results. As you know, SIRE is now part of the broader Sisecam Group. As a global player in all key areas of the glass industry, we believe this positioning provides SIRE with unique insights as it operates its soda ash business. In the first quarter, robust demand has driven a strong recovery in export pricing from levels seen in the height of the COVID-19 pandemic, as end markets for soda ash recovered to pre-COVID demand levels late last year. Global supply remains tight amidst the resurgence in economic activity, with Asian market pricing especially benefitting from lower exports from China due to strong Chinese demand.
2022 represents another major step in our transition to a direct global exporter, as we replace a significant portion of our international sales to ANSAC with direct sales arranged by us. We’ve seen success thus far cultivating our own export customer and distributor network, and we intend to further capitalize on increased flexibility, market presence, and international relationships. International prices, which are subject to more fluctuation than our domestic business, translated to year-over-year profitability growth for our export sales in Q1 and are supported by our portfolio of multi-year contracted domestic sales that comprise approximately half of our business.
Pricing strength in the first quarter of 2022 yielded revenue of $163 million and net income of $32 million, which increased 35% sequentially over the fourth quarter 2021. Adjusted EBITDA of $39 million grew 22% sequentially from Q4. Cash flow was impacted in the first quarter by a $25 million quarter-over-quarter increase in accounts receivable, which was largely a result of taking on new export sales at higher prices and the timing of collections.

Global supply chain issues and the risk of an economic slowdown due in part to rapidly rising rates and severe inflation must be taken into consideration when assessing the current market environment. And while we believe that our low-cost production positions us to continue operating at capacity and generating strong cash flow, the downside risk to high export prices must be acknowledged, primarily if the supply-demand dynamic normalizes. Our management team is highly focused on maintaining a conservative balance sheet while managing the business in these more volatile markets to produce attractive returns to our investors.
I want to thank all of our employees for their hard work and commitment to safety during the first quarter. As I begin my tenure with Sisecam Resources, I will continue to uphold the utmost priority of safe operations, which sets the foundation for our success.

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2022	2021	% Change
Soda ash volume produced (millions of short tons)	0.678	0.648	4.6%
Soda ash volume sold (millions of short tons)	0.640	0.720	(11.1)%
Net sales	$163.4	$127.8	27.9%
Net income	$31.8	$5.6	467.9%
Net income attributable to Sisecam Resources LP	$15.7	$2.4	554.2%
Earnings per limited partner unit	$0.78	$0.12	550.0%
Adjusted EBITDA(1)	$39.4	$15.7	151.0%
Adjusted EBITDA attributable to Sisecam Resources LP(1)	$19.7	$7.7	155.8%
Net cash provided (used) by operating activities	$7.7	$(6.4)	220.3%
Distributable cash flow attributable to Sisecam Resources LP(1)	$15.1	$4.7	221.3%
Distribution coverage ratio (1)	1.50	N/A	N/A

(1)See non-GAAP reconciliations

Three Months Ended March 31, 2022 compared to Three Months Ended March 31, 2021
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2022	2021
Net sales:
Domestic	$69.5	$66.3	4.8%
International	93.9	61.5	52.7%
Total net sales	$163.4	$127.8	27.9%
Sales volumes (thousands of short tons):
Domestic	313.4	315.4	(0.6)%
International	326.6	404.5	(19.3)%
Total soda ash volume sold	640.0	719.9	(11.1)%
Average sales price (per short ton):(1)
Domestic	$221.76	$210.21	5.5%
International	$287.51	$152.04	89.1%
Average	$255.31	$177.52	43.8%
Percent of net sales:
Domestic sales	42.5%	51.9%	(18.1)%
International sales	57.5%	48.1%	19.5%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	49.0%	43.8%	11.9%
International volume	51.0%	56.2%	(9.3)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales increased by 27.9% to $163.4 million for the three months ended March 31, 2022 from $127.8 million for the three months ended March 31, 2021, primarily driven by an increase in international average sales price of 89.1% because the prices are generally negotiated on a quarterly basis with improving supply and demand fundamentals recognized for soda ash in the global market and particularly in Asia. Domestic average price also increased by 5.5% due to customer mix, factoring in the overall annual market price increase as the market has experienced fundamental improvements. The sales price increases are partially offset by 11.1% decrease in total sales volume for the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The lower volume was due to the increase in the soda ash volume sold in the first quarter of 2021 primarily as a result of significant international sales volumes associated with the initial impact of direct sales to international customers subsequent to our December 31, 2020 ANSAC exit. See “How We Evaluate Our Business - Net Sales” section for further information.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 7.5% to $123.9 million for the three months ended March 31, 2022 from $115.3 million for the three months ended March 31, 2021, which was primarily due to increases in freight cost, more specifically due to significant ocean freight cost increases impacted by recent global supply chain constraints as well as price increases in fuel.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 17.9% to $6.6 million for the three months ended March 31, 2022, compared to $5.6 million for the three months ended March 31, 2021. The increase was primarily due to more sales and marketing activities for the three months ended March 31, 2022 compared to three months ended March 31, 2021, as the overall economy continued to recover from the COVID-19 pandemic.
Operating income. As a result of the foregoing, operating income increased by approximately 377% to $32.9 million for the three months ended March 31, 2022 from a $6.9 million operating income for the three months ended March 31, 2021. The increase was due to higher net sales resulting from the higher average price for international customers.

Net income. As a result of the foregoing, net income increased by approximately 468% to $31.8 million for the three months ended March 31, 2022, from $5.6 million for the three months ended March 31, 2021. The increase was due to higher net sales resulting from the higher average price for international customers.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Capital Expenditures
Maintenance	$7.2	$7.5
Expansion	—	0.3
Total	$7.2	$7.8
Operating and Other Data:
Ore grade(1)	86.6%	85.1%
Ore to ash ratio(2)	1.56: 1.0	1.65: 1.0

(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

In connection with the acquisition by Sisecam Chemicals USA Inc. (“Sisecam USA”) of 60% of Sisecam Chemicals Resources LLC, Sisecam USA, the new controlling owner, is evaluating all the expansion plans for the Partnership. As we evaluate investment opportunities, we intend to maintain our disciplined financial policy with a conservative capital structure.

CASH FLOWS
Cash Flows
Operating Activities
Our operating activities during the three months ended March 31, 2022 provided cash of $7.7 million, an increase of 220.3% from the $6.4 million cash used during the three months ended March 31, 2021, primarily as a result of the following:
•an increase of 467.9% in net income of $31.8 million during the three months ended March 31, 2022, compared to $5.6 million for the prior-year period; and
•an offset by $10.1 million more cash used in working capital during the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase of the cash used in working capital period over period was primarily due to a higher inventory balance at March 31, 2022 based on forecasted higher demand in the short term as compared to the three months ended March 31, 2021.
Investing Activities
We used cash flows of $8.2 million in investing activities during the three months ended March 31, 2022, compared to $5.4 million used during the three months ended March 31, 2021, for capital projects as described in “Capital Expenditures” above.
Financing Activities
Cash provided by financing activities of $1.1 million during the three months ended March 31, 2022 decreased by 92.1% over the prior-year same period cash provided by financing activities, largely due to larger distributions to general partner and noncontrolling interest during the three months ended March 31, 2022 compared to the three months ended March 31, 2021.
COVID-19
The global impact of the COVID-19 and its variants ("COVID-19") pandemic continues to evolve. We continue to closely monitor the impact of COVID-19 pandemic and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network and cash flows. The pandemic has affected our operational and financial performance to varying degrees and the extent of its effect on our operational and financial performance will continue to depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration, scope and severity of the pandemic (including due to recent or continuing variants such as Omicron), the actions taken to contain or mitigate its impact (including the distribution and effectiveness of vaccines and vaccine boosters), and the direct and indirect economic effects of the pandemic and related containment measures and government responses, among others. The production volumes in the three months ended March 31, 2022 were at pre-COVID-19 pandemic levels, which we consider to be production levels prior to the second quarter 2020. Soda ash demand in the U.S. as well as the global market has recovered to pre-pandemic levels since late 2021. There are select markets that continue to bear the impacts, however in most cases we see recovery taking place including areas where the demand was significantly negatively impacted for a prolonged period. The Partnership’s assessment of the future magnitude and duration of COVID, as well as other factors, may change and could result in changes in our accounting estimates and assumptions used to prepare our financial statements in conformity with generally accepted accounting principles in the U.S. GAAP.

ABOUT SISECAM RESOURCES LP
Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Sisecam Resources LP owns a controlling interest comprised of a 51% membership interest in Sisecam Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Sisecam Wyoming.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, and our change of control effective December 21, 2021, the impact of war on the global economy, energy supplies and raw materials, and our ability to maintain or increase our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the resurgence or subsequent variants and the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, and any additional subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2022	2021
Net Sales	$163.4	$127.8
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	117.4	106.6
Depreciation, depletion and amortization expense	6.5	8.7
Selling, general and administrative expenses—affiliates	5.4	3.6
Selling, general and administrative expenses—others	1.2	2.0
Total operating costs and expenses	130.5	120.9
Operating income	32.9	6.9
Other expenses:
Interest expense	1.1	1.3
Total other expense, net	1.1	1.3
Net income	$31.8	$5.6
Net income attributable to noncontrolling interest	16.1	3.2
Net income attributable to Sisecam Resources LP	$15.7	$2.4
Other comprehensive income:
Gain on derivative financial instruments	$5.2	$1.5
Comprehensive income	37.0	7.1
Comprehensive income attributable to noncontrolling interest	18.6	3.9
Comprehensive income attributable to Sisecam Resources LP	$18.4	$3.2

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.78	$0.12
Net income per limited partner unit (diluted)	$0.78	$0.12

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.7
Weighted average limited partner units outstanding (diluted)	19.8	19.8

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3.3	$2.7
Accounts receivable—affiliates	50.6	49.3
Accounts receivable, net	142.3	116.9
Inventory	39.1	30.1
Other current assets	12.4	9.0
Total current assets	247.7	208.0
Property, plant and equipment, net	304.5	304.2
Other non-current assets	32.6	31.1
Total assets	$584.8	$543.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$8.6
Accounts payable	28.4	21.9
Due to affiliates	3.9	2.3
Accrued expenses	33.4	41.0
Total current liabilities	74.3	73.8
Long-term debt	142.8	115.0
Other non-current liabilities	12.8	9.8
Total liabilities	229.9	198.6
Commitments and contingencies (See Note 9)
Equity:
Common unitholders - Public and Sisecam Chemicals Wyoming LLC(19.8 units issued and outstanding at March 31, 2022 and December 31, 2021)	189.8	187.4
General partner unitholders - Sisecam Resource Partners LLC (0.4 units issued and outstanding at March 31, 2022 and December 31, 2021)	4.3	4.6
Accumulated other comprehensive income	5.7	3.0
Partners’ capital attributable to Sisecam Resources LP	199.8	195.0
Noncontrolling interest	155.1	149.7
Total equity	354.9	344.7
Total liabilities and partners’ equity	$584.8	$543.3

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2022	2021
Cash flows from operating activities:
Net income	$31.8	$5.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	6.6	8.7
Equity-based compensation expenses	—	0.1
Other non-cash items	0.4	0.1
Changes in operating assets and liabilities:
Accounts receivable—affiliates	(1.3)	(2.3)
Accounts receivable, net	(25.4)	(31.8)
Inventory	(9.1)	2.5
Other current and non-current assets	(1.1)	(0.3)
Accounts payable	5.8	13.3
Due to affiliates	1.6	(0.8)
Accrued expenses and other liabilities	(1.6)	(1.5)
Net cash provided (used) by operating activities	7.7	(6.4)
Cash flows from investing activities:
Capital expenditures	(8.2)	(5.4)
Net cash used in investing activities	(8.2)	(5.4)
Cash flows from financing activities:
Borrowings on Sisecam Wyoming Credit Facility	40.0	35.0
Borrowings on Sisecam Resources LP Credit Facility	—	1.0
Repayments on Sisecam Wyoming Credit Facility	(10.0)	(15.0)
Repayments on Sisecam Resources LP Credit Facility	—	(2.0)
Repayments on Sisecam Wyoming Equipment Financing Arrangement	(2.1)	(0.8)
Distributions to common unitholders, general partner, and noncontrolling interest	(26.6)	(3.9)
Common units surrendered for taxes	(0.2)	—
Other	—	(0.3)
Net cash used in financing activities	1.1	14.0
Net increase in cash and cash equivalents	0.6	2.2
Cash and cash equivalents at beginning of period	2.7	0.5
Cash and cash equivalents at end of period	$3.3	$2.7

Supplemental disclosure of cash flow information:
Interest paid during the period	$1.0	$1.0
Supplemental disclosure of non-cash investing activities:
Capital expenditures on account	$3.2	$4.3

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Sisecam Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s operating performance and liquidity. Adjusted EBITDA may provide an operating performance comparison to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods. Adjusted EBITDA may also be used to assess the Partnership’s liquidity including such things as the ability of our assets to generate sufficient cash flows to make distributions to our unitholders and our ability to incur and service debt and fund capital expenditures.
Distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s liquidity, including:
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and
•our ability to incur and service debt and fund capital expenditures.
We believe that the presentation of Adjusted EBITDA provides useful information to our investors in assessing our financial conditions, results of operations and liquidity. Distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our liquidity. The GAAP measures most directly comparable to Adjusted EBITDA is net income and net cash provided by operating activities. The GAAP measure most directly comparable to distributable cash flow and distribution coverage ratio is net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
(In millions, except per unit data)	2022	2021
Reconciliation of Adjusted EBITDA to net income:
Net income	$31.8	$5.6
Add backs:
Depreciation, depletion and amortization expense	6.5	8.7
Interest expense, net	1.1	1.3
Equity-based compensation expense, net of forfeitures	—	0.1
Adjusted EBITDA	$39.4	$15.7
Less: Adjusted EBITDA attributable to noncontrolling interest	19.7	8.0
Adjusted EBITDA attributable to Sisecam Resources LP	$19.7	$7.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Sisecam Resources LP:
Adjusted EBITDA attributable to Sisecam Resources LP	$19.7	$7.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.5	0.5
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	4.1	2.5
Distributable cash flow attributable to Sisecam Resources LP	$15.1	$4.7

Cash distribution declared per unit	$0.500	$—
Total distributions to unitholders and general partner	$10.1	$—
Distribution coverage ratio	1.50	N/A

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$7.7	$(6.4)
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.2)
Net change in working capital	31.1	20.9
Interest expense, net	1.1	1.3
Other non-cash items	(0.4)	0.1
Adjusted EBITDA	$39.4	$15.7
Less: Adjusted EBITDA attributable to noncontrolling interest	19.7	8.0
Adjusted EBITDA attributable to Sisecam Resources LP	$19.7	$7.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.5	0.5
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	4.1	2.5
Distributable cash flow attributable to Sisecam Resources LP	$15.1	$4.7

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2022	Q1-2022	Q4-2021	Q3-2021	Q2-2021	Q1-2021
Reconciliation of Net income to Adjusted EBITDA:
Net income	$77.6	$31.8	$23.6	$15.4	$6.8	$5.6
Add backs:
Depreciation, depletion and amortization expense	29.4	6.5	7.8	7.4	7.7	8.7
Interest expense, net	4.8	1.1	0.9	1.3	1.5	1.3
Equity-based compensation (benefit) expense, net of forfeitures	0.4	—	0.1	—	0.3	0.1
Adjusted EBITDA	112.2	39.4	32.4	24.1	16.3	15.7
Less: Adjusted EBITDA attributable to non-controlling interest	56.3	19.7	16.2	12.1	8.3	8.0
Adjusted EBITDA attributable to Sisecam Resources LP	$55.9	$19.7	$16.2	$12.0	$8.0	$7.7

Adjusted EBITDA attributable to Sisecam Resources LP	$55.9	$19.7	$16.2	$12.0	$8.0	$7.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	2.3	0.5	0.5	0.6	0.7	0.5
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	14.2	4.1	2.5	3.2	4.4	2.5
Distributable cash flow attributable to Sisecam Resources LP	$39.4	$15.1	$13.2	$8.2	$2.9	$4.7

Cash distribution declared per unit	$1.490	$0.500	$0.650	$0.340	$—	$—
Total distributions to unitholders and general partner	$30.4	$10.1	$13.4	$6.9	$—	$—
Distribution coverage ratio	1.30	1.50	0.99	1.19	N/A	N/A

CONTACTS:

Sisecam Resources LP

Investor Relations
M. Nedim Kulaksizoglu
Chief Financial Officer
(770) 375-2321
NKULAKSIZOGLU@sisecam.com